Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2018 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 10, 2018 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2018 third quarter ended March 31, 2018. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2018 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2018

Net sales for the three months ended March 31, 2018 decreased $1.1 million, or 17%, to $5.5 million from $6.6 million for the three months ended March 31, 2017, due primarily to the completion in the prior year of an engineering project for a new product for one of our medical device customers allowing us to record approximately $750,000 in non-recurring engineering service revenue coupled with the shipment of the initial product order of both batteries and handpieces in the amount of approximately $600,000. We had no similar product development launches in the third quarter of fiscal 2018.

Gross profit for the three months ended March 31, 2018 decreased $486,000, or 20%, to $2.0 million from $2.5 million for the same period in fiscal 2017. The decrease in gross profit is reflective of the decline in revenue discussed above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2018 increased $230,000, or 20%, to 1.3 million from 1.1 million for the same period in fiscal 2017.  This increase is primarily attributable to $227,000 in expenses associated with our ongoing internal development of a Pro-Dex branded thoracic driver utilizing our adaptive torque-limiting technology.  We commenced development of this driver in March, 2017 and the corresponding expense for the quarter ended March 31, 2017 was less than $10,000.

Income from continuing operations for the quarter ended March 31, 2018 decreased by $223,000 to $480,000, compared to $703,000 in the corresponding quarter in fiscal 2017. Net income for the quarter ended March 31, 2018 was $480,000, or $0.11 per share, compared to $888,000, or $0.22 per share, for the corresponding quarter in fiscal 2017.

Nine Months Ended March 31, 2018

Net sales for the nine months ended March 31, 2018 decreased $129,000, or 1%, to $16.2 million from $16.3 million for the nine months ended March 31, 2017, due primarily to increases in medical device product revenues to three significant distributors, offset by sales of our most recently launched CMF driver during the third quarter of fiscal 2017 discussed above.

Gross profit for the nine months ended March 31, 2018 increased $358,000 or 7% compared to the same period in fiscal 2017. The gross profit increase is due to reduced lower margin non-recurring engineering services as well as management of our fixed manufacturing costs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2018 increased 13% to $3.7 million from $3.3 million in the prior fiscal year’s corresponding period, reflecting primarily increased research and development costs as we focus development efforts on a Pro-Dex branded thoracic driver described above.

Income from continuing operations for the nine months ended March 31, 2018 was $1.5 million, compared to $4.1 million for the corresponding period in fiscal 2017. The decrease reflects the tax benefit recorded in the second quarter of fiscal 2017 due to the release of the valuation allowance against our deferred tax assets. Net income for the nine months ended March 31, 2018 was $1.5 million, or $0.34 per share, compared to $4.4 million, or $1.07 per share, for the corresponding period in fiscal 2017.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our third quarter and year-to-date results, which align with our expectations and internal plan, as well as the progress we are making on our internally developed thoracic driver, which will be available for sale in the first quarter of fiscal 2019.  We continue to reinvest and focus our growth on our core medical device product and service revenue.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors.  Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2018	June 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$5,099	$4,205
Investments	1,438	718
Accounts receivable, net of allowance for doubtful accounts of $4 and $3, at March 31, 2018 and June 30, 2017, respectively	3,434	3,538
Deferred costs	—	12
Assets held for sale	178	363
Inventory	3,382	3,084
Notes receivable	1,150	—
Prepaid expenses and other current assets	201	363
Total current assets	14,882	12,283
Equipment and leasehold improvements, net	1,739	1,350
Deferred income taxes	1,845	2,048
Notes receivable	800	450
Intangibles, net	145	149
Other assets	71	71
Total assets	$19,482	$16,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$873	$1,159
Accrued expenses	972	1,344
Deferred revenue	76	19
Notes payable	—	26
Capital lease obligations	35	32
Total current liabilities	1,956	2,580
Deferred rent, net of current portion	82	—
Notes and capital leases payable, net of current portion	15	61
Total non-current liabilities	97	61
Total liabilities	2,053	2,641
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,361,479 and 4,025,193 shares issued and outstanding at March 31, 2018 and June 30, 2017, respectively	20,034	17,704
Accumulated other comprehensive income	(31)	33
Accumulated deficit	(2,574)	(4,027)
Total shareholders’ equity	17,429	13,710
Total liabilities and shareholders’ equity	$19,482	$16,351

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017

Net sales	$5,494	$6,618	$16,217	$16,346
Cost of sales	3,518	4,156	10,663	11,150
Gross profit	1,976	2,462	5,554	5,196

Operating expenses:
Selling expenses	83	132	257	439
General and administrative expenses	701	725	1,781	1,894
Impairment of goodwill and long-lived assets	—	—	230	113
Research and development costs	560	257	1,445	839
Total operating expenses	1,344	1,114	3,713	3,285

Operating income	632	1,348	1,841	1,911
Interest expense	(2)	(3)	(6)	(10)
Interest income	73	8	166	19
Gain from disposal of equipment	—	—	16	3

Income from continuing operations before income taxes	703	1,353	2,017	1,923
Income tax (expense) benefit	(223)	(650)	(564)	2,202

Income from continuing operations	480	703	1,453	4,125
Income from discontinued operations, net of income taxes	—	185	—	243
Net income	$480	$888	$1,453	$4,368
Other comprehensive income, net of tax:
Unrealized gain (loss) from marketable equity investments, net of income taxes	59	6	(86)	—
Comprehensive income	$539	$894	$1,367	$4,368

Basic net income per share:
Income from continuing operations	$0.11	$0.17	$0.34	$1.02
Income from discontinued operations	—	0.05	—	0.06
Net income	$0.11	$0.22	$0.34	$1.08
Diluted net income per share:
Income from continuing operations	$0.11	$0.17	$0.34	$1.01
Income from discontinued operations	—	0.05	—	0.06
Net income	$0.11	$0.22	$0.34	$1.07

Weighted average common shares outstanding:
Basic	4,363	4,021	4,290	4,047
Diluted	4,403	4,055	4,330	4,085
Common shares outstanding	4,361	4,014	4,361	4,014

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,453	$4,368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	472	418
Gain on disposal of equipment	(16)	(3)
Gain on sale of OMS	—	(327)
Share-based compensation	191	3
Impairment of goodwill and long-lived assets	230	113
Deferred income taxes	203	(2,232)
Income tax effect of unrealized gains and losses	21	—
Bad debt recovery	—	(16)
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	103	(981)
Deferred costs	12	235
Assets held for sale	(84)	(27)
Inventory	(298)	389
Prepaid expenses and other assets	21	(117)
Accounts payable, accrued expenses and deferred rent	(576)	118
Deferred revenue	57	(153)
Income taxes payable	—	132
Net cash provided by operating activities	1,789	1,920

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(806)	(336)
Purchases of equipment and leasehold improvements	(820)	(552)
Increase in notes receivable	(1,500)	—
Proceeds from liquidation of Ramsey assets	—	86
Proceeds from sale of OMS	—	636
Proceeds from sale of equipment	30	3
Increase in intangibles	(11)	(20)
Net cash used in investing activities	(3,107)	(183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(18)	(312)
Proceeds from shares issued under ATM, net of commissions and fees	2,262	—
Proceeds from exercise of options and ESPP contributions	38	24
Borrowings from Summit Loan	—	600
Repayments on Summit Loan	—	(600)
Principal payments on notes payable and capital lease	(70)	(44)
Net cash provided by (used in) financing activities	2,212	(332)

Net increase in cash and cash equivalents	894	1,405
Cash and cash equivalents, beginning of period	4,205	2,294
Cash and cash equivalents, end of period	$5,099	$3,699